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                                                                   Exhibit 99.1

            N E W S                                                  [DQE logo]
                                                   Cherrington Corporate Center
                                                                      Suite 100
                                                         500 CherringtonParkway
                                                     Coraopolis, PA  15108-3181

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Contact:   M. Beth Straka
           (412) 393-1204                        FOR IMMEDIATE RELEASE

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                        DQE 1st Quarter Results Include
                        Comprehensive Earnings Per Share

PITTSBURGH, PA, May 5, 2000 - To better reflect the ongoing transformation of the company, DQE is including both comprehensive income and comprehensive earnings per share in its first quarter financial results released today.

From its roots as the electric provider for the Pittsburgh region, DQE has evolved into a growth utility that delivers a variety of essential products to
more than one million customers throughout the United States.   DQE is
leveraging its strengths in energy delivery and deregulation to continue to grow beyond its electric utility roots and prosper in new industries, including water, propane, landfill gas, communications, energy technology and electronic commerce.

Reporting comprehensive income and comprehensive earnings per share on the face of the income statement more appropriately discloses the fundamental change in the company's underlying business and the change in the way the financial markets are valuing DQE. Comprehensive income includes both traditional net income and items of "other comprehensive income." Changes in valuation of investments in marketable equity securities - expected to be material to DQE in
2000 - are specifically included in this disclosure.   Going forward, the
company plans to give emphasis to both basic earnings per share and comprehensive earnings per share.

Comprehensive earnings per share for the first quarter were 75 cents, a 21% increase over 1999's first quarter comprehensive earnings per share result of 62 cents. This increase reflects the appreciation of the stock of subsidiary DQE Enterprises' investment in SatCon Technology. (NASDAQ: SATC). SatCon manufactures and sells power and energy management products for telecommunications, factory automation, aircraft, satellites and automotive applications and also supplies important components to the leading fuel cell manufacturers.

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DQE's first quarter 2000 basic earnings per share were 63 cents, representing a
1 cent or 1.6% increase over first quarter 1999. Basic earnings per share for the 12 months ended March 31 were $2.66, a 3.9% increase over 1999's operating EPS for the same period. The earnings growth is principally attributable to a solid year at the company's Duquesne Light electric distribution subsidiary, as well as continued progress at DQE's other subsidiaries. Both comprehensive and basic earnings per share exclude the $83 million ($1.06) extraordinary Pennsylvania restructuring charge taken in June 1998.

During the first quarter of 2000, DQE repurchased approximately $78 million of DQE common stock. An additional $94 million of stock was repurchased in April. In total, the company has purchased more than 4.2 million shares this year, and expects to continue to aggressively repurchase DQE shares throughout the remainder of the year.

The quarterly dividend level stands at 40 cents per share, an increase of 5.3% over the prior year's level of 38 cents per share. Dividends declared per share for the 12 months ended are $1.56, a 5.4% increase over 1999.

With the sale of Duquesne Light's generation stations on April 28, 2000, the electricity business will be less significant to DQE than it has been historically. Among the challenges DQE faces is changing the role of its administration infrastructure. As a result, DQE has initiated a corporate center excellence project designed to consolidate its administrative resources and significantly reduce administrative costs by the end of 2001.

While smaller, Duquesne Light remains focused on delivering electricity reliably and with excellent customer service, and is determined to improve its performance in these areas through the use of leading-edge technology. As Duquesne Light transforms into a transmission and distribution services company, it will continue to create unique sources of value by developing services that stem from new and innovative ways of thinking about its core utility delivery business.

Through this transformation, DQE continues to focus on realizing operating efficiencies in its other delivery businesses.

While AquaSource continues to grow its utility revenues, its first quarter results were negatively affected by higher-than-expected operating expenses involving repairs and maintenance. AquaSource is in the process of filing a consolidated rate case in Texas, the state with its largest investment level. The company is seeking consistent, statewide rates, increased to reflect upgrades for environmental compliance and other system improvements. During the fourth quarter, the company expects to file for a rate increase in Indiana, another state with a substantial level of investment.

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AquaSource also is evaluating the sale of its non-core investments, including bottled water. In the second quarter of 2000, the company plans to announce the profitable sale of its bottled water operations. Proceeds from these types of dispositions will be used to acquire water utilities within its regional clusters to further achieve cost reductions and synergies from its aggregation strategy. In addition to streamlining operations, the company is installing comprehensive customer and financial information systems and is leveraging DQE's corporate support services to help attain targeted cost levels.

With the success of these initiatives, AquaSource expects to achieve its targeted return on investment of 8 percent by the end of 2000 and will continue to look for opportunities to grow its water delivery business in a disciplined manner.

DQE Systems' propane delivery business, ProAm, also is continuing to focus on achieving cost reductions and synergies through an aggregation strategy. The propane business is cyclical, with the first and fourth quarters providing the bulk of the annual earnings as residential heating represents the majority of ProAm's load. During the first quarter of 2000, sales were hampered by warmer than normal weather in Texas, where the majority of ProAm's investments are clustered. The company is focusing acquisitions in two additional distinct geographic regions as a means to mitigate the weather risk inherent in the business. ProAm also is instituting a supply management strategy as a means of mitigating commodity price risk. First quarter margins were adversely affected by an unexpected spike in propane supply prices.

DQE Systems' other primary business line is DQE Communications, which recently has completed a 50,000 fiber-mile metropolitan network. This network is operational and presently is being leased. The interest in this network has exceeded our expectations. Several companies have signed leasing agreements and the list of potential customers is substantial.

With a full year's operating improvements in ProAm and the execution of DQE Communications' growth opportunities, DQE Systems expects to achieve its targeted return on investments of 10 percent.

In addition to service-oriented delivery companies and an efficient support infrastructure, another integral component of DQE's multi-utility vision is the use of electronic commerce channels to more efficiently offer products and services to its growing customer base.

DQE, through its DQE Enterprises subsidiary, continues to add to its electronic commerce and energy technology businesses. In addition to continuing to develop its current businesses, DQE Enterprises expects to make investments in at least 10 new, principally early-stage companies during 2000. Two such

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compelling businesses are expected to be announced over the next several weeks;
one involving Internet-based technologies to create efficiencies in the water delivery and management industry, and a second involving the development and management of local electronic commerce shopping networks using low-cost Internet appliances.

Additionally, several of the companies within the current portfolio are expected to undertake additional capital raising activities during the year. One business, H Power Corporation, filed a registration statement in April for an initial public offering. DQE Enterprises anticipates other such opportunities for market valuation of its investments to occur during the third and fourth quarters.

ABOUT DQE

DQE is a growth utility delivering essential products, including electricity, water, gas and communications, to more than one million customers throughout the United States. DQE combines the stability of a utility with the spirit of a dot com business by applying leading-edge technology to create greater value for customers and shareholders.

The foregoing contains forward-looking statements regarding the following:
DQE's plans to continue repurchasing its common stock; AquaSource's planned disposition of its bottled water operations; AquaSource's planned rate cases in Texas and Indiana; the projected returns on investments by AquaSource and DQE Systems; DQE Enterprises' plans to make additional technology company investments, and the possibility of certain of its businesses undertaking initial public offerings in 2000. Actual results may materially differ from those implied by such statements due to known and unknown risks including, but not limited to, the following: fluctuations in the price for DQE's common stock could affect DQE's repurchasing plans; the outcome of negotiations with purchasers could affect the sale of bottled water; the timing and outcome of the rate case filings are dependent on determinations made by the public utility commissions in Texas and Indiana; changing market conditions, weather conditions and demand for utility services with respect to water and propane companies and the availability of appropriate investment opportunities in those industries, as well as changing market conditions and demand for utility services with respect to telecommunications companies, could affect projected returns on investments by AquaSource and DQE Systems; the availability of appropriate investment opportunities could affect plans for additional technology company investments; the volatility of the stock markets, as well as general business and economic conditions, could affect the potential for initial public offerings being made at any time by the companies in which DQE invests; and other risks discussed in our filings with the Securities and Exchange Commission.

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                                 Financial Data
                  First Quarter & Twelve Months Ended March 31
              (All figures in thousands except per share amounts)
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

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                                Three Months Ended   Twelve Months Ended
                                March 31             March 31
                                  2000      1999        2000        1999
                                --------  --------  ----------  ----------
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Total operating revenues        $315,061  $313,501  $1,337,182  $1,269,277

Net income                      $ 45,104  $ 48,465  $  198,056  $  200,023  (a)

Comprehensive income            $ 53,461  $ 48,099  $  208,319  $  195,901  (a)

Average number of common
shares outstanding (b)            70,936    77,217      73,906      77,568

Basic earnings per share
of common stock                 $   0.63  $   0.62  $     2.66  $     2.56  (a)

Comprehensive earnings per
share of common stock           $   0.75  $   0.62  $     2.80  $     2.52  (a)

Dividends declared per share
of common stock                 $   0.40  $   0.38  $     1.56  $     1.48
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(a)  Excluding the extraordinary Pennsylvania restructuring charge in June 1998 of $82,548 or $1.06 per share.
(b) Actual shares outstanding were 70,137,636 at March 31, 2000 and 71,766,159 at December 31, 1999.

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